Exhibit 2.6

Exhibit E

Form of Opinion Letter

[WCSR LETTERHEAD]

                        , 2002

Epicor Software Corporation
195 Technology Drive
Irvine, California 92618

Re:	Asset Purchase Agreement dated October , 2002 by and between Epicor Software Corporation and Clarus Corporation

Ladies and Gentlemen:

We have acted as counsel to Clarus Corporation, a Delaware corporation (“Seller”), in connection with the sale of substantially all of the assets of Seller to Epicor Software Corporation, a Delaware corporation (“Buyer”), pursuant to that certain Asset Purchase Agreement dated as of October             , 2002 by and between Seller and Buyer (the “Asset Purchase Agreement”) and the transactions provided for therein. This opinion is delivered to you pursuant to Section [5.1(b)(viii)] of the Asset Purchase Agreement. Capitalized terms used and not otherwise defined in this opinion have the meanings given to them in the Asset Purchase Agreement.

In rendering our opinions expressed herein, we have reviewed: (a) Seller’s Certificate of Incorporation and Bylaws, each as amended to date; (b) that certain Bill of Sale and Assignment from Seller to Buyer (the “Bill of Sale”); (c) that certain Patent Assignment from Seller to Buyer (the “Patent Assignment”); (d) that certain Trademark Assignment from Seller to Buyer (the “Trademark Assignment”); (e) that certain Escrow Agreement among Buyer, Seller and Branch Banking & Trust Company (the “Escrow Agreement”); (f) that certain Noncompetition Agreement between Buyer and Seller (the “Noncompetition Agreement”); (g) that certain Transition Services Agreement between Buyer and Seller (together with the Asset Purchase Agreement, the Bill of Sale, the Patent Assignment, the Trademark Assignment, the Escrow Agreement and the Noncompetition Agreement, the “Transaction Documents”) and have

Epicor Software Corporation
                            , 2002

examined the originals, or copies certified or otherwise identified to our satisfaction, of corporate records of Seller, including minute books of Seller as furnished to us by Seller, certificates of public officials and of representatives of Seller, statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In rendering this opinion, we have relied upon certificates of public officials and officers of Seller with respect to the accuracy of the factual matters contained in such certificates.

In connection with such review, we have assumed with your permission (a) that the Transaction Documents and all other documents on which this opinion is based have been properly authorized, executed and delivered by the parties thereto other than Seller; (b) that the Transaction Documents constitute the enforceable obligations of all the parties thereto other than Seller; (c) the genuineness of all signatures and the legal competence of all signatories; (d) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (e) the proper issuance and accuracy of certificates of public officials and officers and agents of Seller.

Whenever any opinion below as to the existence or absence of facts is qualified by the phrase “to our knowledge,” such phrase indicates only that the lawyers of this firm substantively involved in the representation of Seller in this transaction have no actual knowledge of the existence or absence of such facts. Except to the extent expressly stated herein, we have not undertaken any independent investigation to determine the existence or absence of any such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of Seller.

This opinion is limited to the laws of the State of Georgia, excluding local laws of the State of Georgia (i.e., the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions of, or authorities or quasi-governmental bodies constituted under the laws of, the State of Georgia and judicial decisions to the extent they deal with any of the foregoing) and the laws of the United States of America that are, in our experience, normally applicable to the transactions of the type contemplated in the Transaction Documents, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We call to your attention the fact that certain of the Transaction Documents provide that they will be governed by and construed in accordance with the laws of the state of California. For purposes of the opinions expressed herein, we have assumed that California law is the same as and would be construed by a court the same as Georgia law, notwithstanding provisions contained in such Transaction Documents, as to which we express no opinion, that they be governed by California law.

In rendering our opinion in paragraph 1, we have relied solely upon a good standing certificate regarding Seller issued the by the Secretary of State of Delaware dated             , 2002.

Based on and subject to the foregoing and the qualifications and limitations set forth below, and having regard for such legal considerations as we deem relevant, it is our opinion that:

Epicor Software Corporation
                            , 2002

1.    Seller is a corporation in good standing under the laws of the State of Delaware.

2.    Seller has the corporate power to execute, deliver and perform its obligations under the Transaction Documents and to carry on its business as now conducted.

3.    Seller has authorized the execution, delivery and performance of the Transaction Documents by all necessary corporate action.

4.    The execution and delivery of the Transaction Documents by Seller and the consummation by Seller of the transactions provided for in the Transaction Documents:

(a)    do not violate any provision of the Certificate of Incorporation or Bylaws, as amended to date, of Seller; and

(b)    do not violate or constitute a breach of or default under any contract, agreement or instrument listed on [Schedule 2.8] of the Asset Purchase Agreement; and

(c)    to our knowledge, do not violate any applicable law or any order of any court or governmental authority that is binding on Seller or any of its assets.

5.    The Transaction Documents have been duly executed and delivered by Seller and are enforceable against Seller.

6.    Except as listed on Schedule [2.10] of the Asset Purchase Agreement, no consent, approval, authorization or other action by, or filing or registration with, any governmental authority is required to be obtained or made by Seller for the execution and delivery by Seller of the Transaction Documents and for consummation by Seller of the transactions provided for therein, except for consents, approvals, authorizations, actions, filings and registrations which, if not obtained or made, are not reasonably likely to have a Material Adverse Effect

7.    To our knowledge, there is no action, suit, proceeding, inquiry or investigation before or by any court or governmental agency or body, now pending or threatened, against Seller with respect to the Business, except as set forth on Schedule [2.11] of the Asset Purchase Agreement.

Our opinions expressed herein are subject to the following:

(a)    The effect of bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors. This includes without limitation the effect of the Federal Bankruptcy Code in its entirety, including matters of contract rejection, fraudulent transfer and obligation, turn-over, preference, equitable subordination, automatic stay, conversion of a non-recourse obligation into a recourse obligation, and substantive consolidation. This

Epicor Software Corporation
                            , 2002

also includes state laws regarding fraudulent transfers, obligations, and conveyances, and state receivership laws.

(b)
The effect of general principles of equity, whether applied by a court of law or equity. This includes the following concepts: (i) principles governing the availability of specific performance, injunctive relief or other traditional equitable remedies; (ii) principles affording traditional equitable defenses (e.g., waiver, laches and estoppel); (iii) good faith and fair dealing; (iv) reasonableness; (v) materiality of the breach; (vi) impracticability or impossibility of performance; (vii) the effect of obstruction, failure to perform or otherwise to act in accordance with an agreement by any person other than Seller; (viii) the effect of § 1-102(3) of the Uniform Commercial Code; and (ix) unconscionability.

(c)	The effect and possible unenforceability of contractual provisions providing for choice of governing law.

(d)
The possible unenforceability of provisions requiring indemnification for, or providing exculpation, release or exemption from liability for, action or inaction, to the extent such action or inaction involves negligence or willful misconduct or to the extent otherwise contrary to public policy.

(e)	The possible unenforceability of provisions purporting to require arbitration of disputes.

(f)
The possible unenforceability of provisions prohibiting (i) competition; (ii) the solicitation or acceptance of customers, of business relationships or of employees; (iii) the use or disclosure of information; or (iv) activities in restraint of trade.

(g)
The possible unenforceability of provisions imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages, or for premiums on prepayment, acceleration, redemption, cancellation, or termination, to the extent any such provisions are deemed to be penalties or forfeitures.

(h)
The possible unenforceability of waivers or advance consents that have the effect of waiving statutes of limitation, marshalling of assets or similar requirements, or as to the jurisdiction of courts, the venue of actions, service of process, the right to jury trial or, in certain cases, notice.

(i)
The possible unenforceability of provisions that waivers or consents by a party may not be given unless in writing or in compliance with particular requirements or that a person’s course of dealing, course of performance, or the like, or failure or delay in taking actions, may not constitute a

Epicor Software Corporation
                            , 2002

waiver of related rights or provisions or that one or more waivers may not under certain circumstances constitute a waiver of other matters of the same kind.

(j)	The effect of course of dealing, course of performance, or the like, that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement.

(k)
The possible unenforceability of provisions that enumerated remedies are not exclusive or that a party has the right to pursue multiple remedies without regard to other remedies elected or that all remedies are cumulative.

(l)	The effect of judicial discretion regarding the determination of damages.

(m)	The effects of judicial discretion and statutes applicable to entitlement to attorneys’ fees and other costs, including requirements for statutory authorization regarding such entitlement.

(n)	The possible unenforceability of provisions that determination by a party or a party’s designee are conclusive.

(o)	The possible unenforceability of provisions permitting modification of an agreement only in writing.

(p)	The possible unenforceability of provisions that the provisions of an agreement are severable.

(q)	The effect of laws requiring mitigation of damages.

(r)	The possible unenforceability of provisions permitting the exercise, under certain circumstances, of rights without notice or without providing opportunity to cure failures to perform.

(s)	The effect of agreements as to rights of set off otherwise than in accordance with the applicable law.

(t)	The effect of judicial discretion regarding the enforcement of forum selection clauses.

(u)	Nothing contained in this letter shall be construed as an opinion as to the enforceability, perfection or priority of any lien or security interest.

This opinion letter is delivered solely for your benefit in connection with the Asset Purchase Agreement and the transactions provided for therein and may not be quoted in whole or

Epicor Software Corporation
                            , 2002

in part, referred to, filed with any governmental agency or otherwise used or relied upon by any other person or for any other purpose without our prior written consent.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

Very truly yours,

WOMBLE CARLYLE SANDRIDGE & RICE A Professional Limited Liability Company